Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports Second Quarter 2008 Net Income of $942 million, or $1.54 per Diluted Share

Book Value per Share of $43.56, an Increase of 14% from the Prior Year Quarter, and Return on Equity of 14.4%

SAINT PAUL, Minn. (July 23, 2008) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $942 million, or $1.57 per basic share and $1.54 per diluted share, for the quarter ended June 30, 2008, compared to $1.254 billion, or $1.90 per basic share and $1.86 per diluted share, for the quarter ended June 30, 2007.  Operating income in the current quarter was $918 million, or $1.53 per basic share and $1.50 per diluted share, compared to $1.167 billion, or $1.77 per basic share and $1.73 per diluted share, in the prior year quarter.

“We experienced another quarter of solid underwriting performance, as evidenced by our 89% combined ratio,” stated Jay Fishman, Chairman and Chief Executive Officer, “which included 9.8 points of net favorable prior year reserve development and 6.6 points of catastrophe losses.  Our diversified, high quality investment portfolio continued to deliver impressive results, although at a lower level than in the prior year quarter. In addition, impairments continued to be negligible.  While the marketplace remains competitive, it is consistent with the expectations we had coming into the year.  The continuation of historically high retention rates in each of our business segments, particularly given the marketplace, is an indication that our competitive advantages make a difference.  Our year over year 14% growth in book value per share, after giving effect to $4.1 billion of share repurchases and dividends, along with our operating return on equity in excess of 14%, demonstrate our ability to write business profitability and actively manage our capital.

“Looking forward, we will remain attentive to changes in general economic conditions, particularly to a potential increase in inflation trends.  We have been acting prudently in our pricing and risk selection and will continue to do so.  We are fortunate to have a highly experienced underwriting organization which has previously navigated challenging economic times.  In addition, our balance sheet and liquidity continue to be extremely strong, as demonstrated by the recent upgrade by Moody’s of both our debt and insurance financial strength ratings,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 14.4 percent and 14.3 percent, respectively.

•                  Net written premiums of $5.629 billion, a 1 percent decline from the prior year quarter.

•                  Strong underwriting results in all segments, despite the high frequency and severity of weather events, with GAAP combined ratios in Business Insurance of 87.1 percent; Financial, Professional & International Insurance of 80.4 percent; and Personal Insurance of 97.3 percent.  Consolidated GAAP combined ratio of 89.3 percent.

•                  Net favorable prior year reserve development of $340 million after-tax ($526 million pre-tax) in the current quarter, compared to $83 million after-tax ($125 million pre-tax) in the prior year quarter.

•                  Catastrophe losses of $231 million after-tax ($356 million pre-tax) in the current quarter, compared to $26 million after-tax ($40 million pre-tax) in the prior year quarter.

•                  Net investment income of $624 million after-tax ($778 million pre-tax) in the current quarter, compared to $758 million after-tax ($990 million pre-tax) in the prior year quarter.  Net investment income declined primarily due to smaller gains in the non-fixed income portfolio and lower short-term interest rates.

•                  Book value per share of $43.56, a 1 percent increase from March 31, 2008 and a 14 percent increase from June 30, 2007, after repurchasing 15.3 million common shares for a total cost of $750 million in the current quarter and 66.8 million common shares for a total cost of $3.350 billion during the preceding twelve months under the company’s share repurchase authorization.

•                  Adjusted book value per share (excluding FAS 115) of $43.45, a 3 percent increase from March 31, 2008 and a 12 percent increase from June 30, 2007, after share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended June 30,				Six Months Ended June 30,
and after-tax except for premiums)	2008	2007	Change		2008	2007	Change

Gross written premiums	$6,061	$6,262	(3)%		$11,994	$12,333	(3)%
Net written premiums	5,629	5,714	(1)		10,817	10,858	—
Net earned premiums	5,357	5,327	1		10,697	10,622	1
Underwriting gain	338	449	(25)		739	790	(6)
Net investment income	624	758	(18)		1,274	1,495	(15)
Operating income	918	1,167	(21)		1,926	2,245	(14)
per diluted share	$1.50	$1.73	(13)		$3.11	$3.27	(5)
Net income	942	1,254	(25)		1,909	2,340	(18)
per diluted share	$1.54	$1.86	(17)		$3.08	$3.41	(10)
Book value per share	$43.56	$38.36	14		$43.56	$38.36	14
Adjusted book value per share	$43.45	$38.76	12		$43.45	$38.76	12
GAAP combined ratio	89.3%	87.8%	1.5	pts	88.5%	88.5%	—	pts
Operating return on equity	14.3%	18.6%	(4.3	)pts	14.9%	18.0%	(3.1	)pts
Return on equity	14.4%	19.9%	(5.5	)pts	14.5%	18.6%	(4.1	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Second Quarter 2008 Consolidated Results

Net and operating income in the current quarter of $942 million and $918 million, respectively, were driven by an after-tax underwriting gain of $338 million and after-tax net investment income of $624 million. The current and prior year quarters included the following:

	Three Months Ended June 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain	$535		$617		$338	$449
GAAP combined ratio	89.3%		87.8%

Underwriting gain includes:
Net favorable prior year reserve development	526		125		340	83
Impact on GAAP combined ratio	(9.8	)pts	(2.4	)pts

Catastrophes, net of reinsurance	(356)		(40)		(231)	(26)
Impact on GAAP combined ratio	6.6	pts	0.8	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		59		—	38
Impact on GAAP combined ratio	—	pts	(1.1	)pts

Resolution of prior year tax matters	—		34		—	34

Net investment income	778		990		624	758
Average yield	4.2%		5.4%		3.4%	4.2%

Other, including interest expense	(62)		(94)		(44)	(40)
Other also includes:
Loss on the redemption of securities	—		(39)		—	(25)
Resolution of prior year tax matters	—		24		—	24

Net realized investment gains	36		128		24	87

The current quarter underwriting gain reflects a GAAP combined ratio of 92.5 percent, excluding net favorable prior year reserve development and catastrophe losses as compared to 90.5 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.0 points primarily resulted from the previously anticipated pricing and loss cost trends as well as a small number of large property losses that exceeded expectations.

Net favorable prior year reserve development in the current quarter was driven by better than expected loss experience in each segment, particularly in Business Insurance, while catastrophe losses in the current quarter were primarily due to severe weather events in various regions of the United States.  The prior year quarter included a benefit from the timing impact for the transition to the fixed, value-based agent compensation program adopted in the first quarter 2007, which lowered reported expenses from what otherwise would have been reported. The prior year quarter also included benefits for the favorable resolution of various federal tax matters and a charge to net and operating income resulting from the redemption of convertible junior subordinated notes.

The investment portfolio continued to perform well, despite the disruption in the financial markets.  Net investment income in the current quarter declined primarily due to smaller gains in the non-fixed income portfolio and significantly lower short-term interest rates.   Average invested assets in the current quarter of $74.2 billion increased 1 percent from the prior year quarter after giving effect to $4.1 billion of share repurchases and dividends during the preceding twelve months, due to continued strong operating cash flows.

Net realized investment gains in the current quarter were lower as compared to the prior year quarter primarily due to the bundled sale of a substantial portion of the company’s venture capital portfolio that resulted in a $52 million after-tax ($81 million pre-tax) realized gain in the prior year quarter.  Both quarters included negligible amounts of impairment losses, with $18 million after-tax ($28 million pre-tax) in the current quarter as compared to $6 million after-tax ($9 million pre-tax) in the prior year quarter.

Net written premiums of $5.629 billion in the current quarter declined by 1 percent from the prior year quarter.  Overall, retention rates continued to be strong and renewal price changes were generally consistent with recent quarters, while new business volumes increased from the prior year quarter driven by growth in International and Personal Insurance.  This increase was partially offset by a decline in new business volumes in Business Insurance due to competitive market conditions. Submissions and quote ratios within Business Insurance were up significantly, while close ratios were lower as the company maintained its underwriting discipline.

Capital Management

During the second quarter 2008, the company repurchased 15.3 million of its common shares under its share repurchase authorization for a total cost of $750 million.  Since the initial share repurchase authorization granted by the Board in the second quarter of 2006, the company has repurchased 114.9 million shares for a total cost of $5.8 billion.

The company remains very well capitalized, with all of its financial strength indicators at or better than target levels.  At the end of the second quarter 2008, shareholders’ equity was $25.9 billion, an increase of 2 percent from the end of the prior year quarter, and statutory surplus was $22.3 billion, also an increase of 2 percent from the end of the prior year quarter.  At the end of the second quarter 2008, the company’s debt-to-capital ratio (excluding FAS 115) was 19.7 percent, as compared to its 20.0 percent target level, and holding company liquidity of $2.2 billion was twice its target level.  The current quarter included the successful issuance of a $500 million public debt offering of 5.80%, 10-year senior notes, replacing $400 million of senior notes that matured in March 2008.

Year-to-Date 2008 Consolidated Results

Net and operating income for the six-month period ended June 30, 2008 of $1.909 billion and $1.926 billion, respectively, were driven by an after-tax underwriting gain of $739 million and after-tax net investment income of $1.274 billion.  The current and prior year periods included the following:

	Six Months Ended June 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain	$1,165		$1,151		$739	$790
GAAP combined ratio	88.5%		88.5%

Underwriting gain includes:
Net favorable prior year reserve development	926		187		601	123
Impact on GAAP combined ratio	(8.6	)pts	(1.8	)pts

Catastrophes, net of reinsurance	(451)		(85)		(293)	(55)
Impact on GAAP combined ratio	4.2	pts	0.8	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		131		—	85
Impact on GAAP combined ratio	—	pts	(1.2	)pts

Resolution of prior year tax matters	—		34		—	34

Net investment income	1,593		1,950		1,274	1,495
Average yield	4.3%		5.3%		3.4%	4.1%

Other, including interest expense	(131)		(142)		(87)	(40)
Other also includes:
Loss on the redemption of securities	—		(39)		—	(25)
Resolution of prior year tax matters	—		52		—	52

Net realized investment gains (losses)	(26)		142		(17)	95

The current period underwriting gain reflects a GAAP combined ratio of 92.9 percent, excluding net favorable prior year reserve development and catastrophe losses as compared to 90.7 percent in the prior year period which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.2 points primarily resulted from the previously anticipated pricing and loss cost trends as well as a small number of large property losses that exceeded expectations.

Net favorable prior year reserve development in the current period was driven by better than expected loss experience in each segment, particularly in Business Insurance, while catastrophe losses in the current period were primarily due to severe weather events in various regions of the United States.

Net investment income declined primarily due to smaller gains in the non-fixed income portfolio and lower short-term interest rates.

The current period had net realized investment losses compared to net realized investment gains in the prior year period.  Both periods included negligible amounts of impairment losses, with $43 million after-tax ($66 million pre-tax) in the current period as compared to $12 million after-tax ($18 million pre-tax) in the prior year period.

Net written premiums of $10.817 billion in the current year period were generally consistent with the prior year period.

For the first six months of 2008, operating return on equity was 14.9 percent, compared to 18.0 percent in the prior year period.

Business Insurance Segment Financial Results

For the second quarter 2008, the Business Insurance segment reported operating income of $658 million, driven by an after-tax underwriting gain of $217 million and after-tax net investment income of $436 million.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain	$347		$328		$217	$249
GAAP combined ratio	87.1%		88.1%

Underwriting gain includes:
Net favorable prior year reserve development	357		60		229	39
Impact on GAAP combined ratio	(12.8	)pts	(2.1	)pts

Catastrophes, net of reinsurance	(185)		—		(120)	—
Impact on GAAP combined ratio	6.6	pts	—	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		29		—	19
Impact on GAAP combined ratio	—	pts	(1.0	)pts

Resolution of prior year tax matters	—		34		—	34

Net investment income	540		717		436	550

Other	7		10		5	6

The current quarter underwriting gain reflects a GAAP combined ratio of 93.3 percent, excluding net favorable prior year reserve development and catastrophe losses as compared to 91.2 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.1 points was primarily due to previously anticipated pricing and loss cost trends as well as a small number of large property losses that exceeded expectations.

Net favorable prior year reserve development in the quarter was primarily driven by better than expected loss experience for accident years 2004 through 2007, primarily in the commercial multi-peril, general liability, property and commercial automobile product lines, partially offset by a strengthening of workers’ compensation reserves for accident years 2004 and prior.  The net favorable prior year reserve development also included an increase of $85 million pre-tax ($55 million after-tax) to environmental reserves.  Catastrophe losses in the current quarter were primarily due to tornadoes, hail storms and floods in various regions of the United States.

Business Insurance net written premiums of $2.805 billion declined 4 percent from the prior year quarter.  Retention rates continued to be strong and renewal price changes were slightly negative which is generally consistent with recent quarters.  Submission flow and quote ratios for new business were up significantly from the prior year quarter primarily due to the marketing of additional products to existing customers, the continued successful rollout of TravelersExpressSM in Select Accounts and new IndustryEdgeSM products in Commercial Accounts.  However, new business volumes declined from the prior year quarter due to lower close ratios as the company responds with discipline to competitive market conditions.

Select Accounts net written premiums declined 1 percent from the prior year quarter.  Retention rates remained strong, and renewal price changes remained slightly positive, generally consistent with recent quarters.  New business volume declined from the prior year quarter primarily due to the competitive environment for larger businesses served by Select Accounts, which more than offset the growth of TravelersExpressSM which focuses on smaller businesses.

Commercial Accounts net written premiums declined 5 percent from the prior year quarter.  Retention rates continued to be strong, renewal price changes were slightly negative, and consistent with recent quarters, while new business volumes declined from the prior year quarter due to the impact of competitive market conditions.

National Accounts net written premiums declined 16 percent from the prior year quarter primarily due to competitive market conditions for large account new business as the company maintains its disciplined underwriting. In addition, premiums were reduced due to favorable loss experience on retrospectively rated Workers’ Compensation policies.  Industry-Focused Underwriting net written premiums increased 1 percent from the prior year quarter primarily due to strong retention and new business volumes in Oil & Gas and Agribusiness, more than offsetting a decline in Construction premiums due to the impact of slowing economic conditions.  Target Risk Underwriting net written premiums declined 6 percent from the prior year quarter largely due to lower business volumes in National Property and Inland Marine.  Specialized Distribution net written premiums declined 6 percent from the prior year quarter primarily due to lower retention rates as well as lower new business volumes in Northland’s trucking industry products.

Financial, Professional & International Insurance Segment Financial Results

For the second quarter 2008, the Financial, Professional & International Insurance segment reported operating income of $204 million, driven by an after-tax underwriting gain of $107 million and after-tax net investment income of $92 million.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax
Underwriting gain	$164		$74		$107	$53
GAAP combined ratio	80.4%		91.0%

Underwriting gain includes:
Net favorable prior year reserve development	132		15		87	12
Impact on GAAP combined ratio	(15.5	)pts	(1.7	)pts

Catastrophes, net of reinsurance	(6)		—		(4)	—
Impact on GAAP combined ratio	0.6	pts	—	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		5		—	3
Impact on GAAP combined ratio	—	pts	(0.6	)pts

Net investment income	120		125		92	95

Other	8		6		5	4

The current quarter underwriting gain reflects a GAAP combined ratio of 95.3 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 93.3 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.0 points was primarily due to a small number of large property losses that exceeded expectations.

The net favorable prior year reserve development in the current quarter was primarily driven by better than expected loss experience in the fidelity and surety product line within Bond & Financial Products and across various lines of business within International.

Financial, Professional & International Insurance net written premiums of $985 million were generally consistent with the prior year quarter, but increased 1 percent when adjusted for the March 2007 sale of Afianzadora Insurgentes, the company’s Mexican surety operation.

Bond & Financial Products net written premiums declined 6 percent from the prior year quarter, or 5 percent when adjusted for the sale of Afianzadora Insurgentes, driven primarily by the impact of competitive market conditions and the company’s continued disciplined underwriting.   For Bond & Financial Products, retention rates continued to be strong, renewal price changes were slightly negative and generally consistent with recent quarters, while new business volumes declined from the prior year quarter. These metrics exclude the surety line of business because these products are sold on a non-recurring, project-specific basis.

International net written premiums increased 12 percent from the prior year quarter primarily driven by new business volumes at the company’s operations at Lloyd’s and in the United Kingdom, as well as the favorable impact of foreign currency exchange rates.  Retention rates were lower than recent quarters due to the intentional non-renewal of certain property business in Canada as well as more competitive markets at the company’s operations at Lloyd’s.  Renewal price changes were negative, but improved from recent quarters.  New business volumes increased significantly from the prior year quarter due to recently added underwriting units at the company’s operations at Lloyd’s.

Personal Insurance Segment Financial Results

For the second quarter 2008, the Personal Insurance segment reported operating income of $122 million, driven by an after-tax underwriting gain of $14 million and after-tax net investment income of $96 million.  The current and prior year quarters included the following:

	Three Months Ended June 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax
Underwriting gain	$24		$215		$14	$147
GAAP combined ratio	97.3%		85.9%

Underwriting gain includes:
Net favorable prior year reserve development	37		50		24	32
Impact on GAAP combined ratio	(2.2	)pts	(3.0	)pts

Catastrophes, net of reinsurance	(165)		(40)		(107)	(26)
Impact on GAAP combined ratio	9.6	pts	2.4	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		25		—	16
Impact on GAAP combined ratio	—	pts	(1.5	)pts

Net investment income	118		148		96	113

Other	19		21		12	16

The current quarter underwriting gain reflects a GAAP combined ratio of 89.9 percent, excluding net favorable prior year reserve development and catastrophe losses as compared to 88.0 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 1.9 points was primarily due to higher non-catastrophe weather-related losses compared to the prior year quarter.

Net favorable prior year reserve development in the current quarter was driven by better than expected loss experience for both Automobile and Homeowners and Other product lines, due in part to favorable results from claims initiatives previously instituted.  Catastrophe losses in the current quarter were due to tornadoes, wind and hail storms in various regions of the United States.

Personal Insurance net written premiums of $1.839 billion increased 2 percent from the prior year quarter.  This result was primarily due to continued strong retention rates, positive renewal price changes and higher new business volume.

Automobile net written premiums increased 2 percent from the prior year quarter.  Policies in force increased 3 percent from the prior year quarter.  Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.  New business volume increased from the prior year quarter due to the continued success of

QuantumAutoSM, the company’s multivariate pricing product, which is now offered in 39 states and the District of Columbia.

Homeowners and Other net written premiums increased 3 percent and policies in force increased 3 percent from the prior year quarter.  Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.  New business volume increased from the prior year quarter as new business growth in non-coastal areas was partially offset by ongoing coastal risk management initiatives.

2008 Annual Guidance

Travelers continues to expect its full year 2008 operating income per diluted share will be in a range of $5.55 to $5.85, unchanged from the previously announced guidance range.  This range equates to an operating return on equity of approximately 13 percent to 14 percent.  This guidance includes the reported results for the first half of 2008 and estimates for the remainder of the year based on a number of assumptions, including:

•                  Catastrophe losses of $785 million pre-tax and $510 million after-tax, or $0.84 per diluted share, for the full year which incorporates actual experience of the first half of 2008 and the original estimates for the remainder of the year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  No significant change in average invested assets (excluding FAS 115), after taking into account dividends and approximately $2.7 billion of share repurchases for the full year; and

•                  Weighted average diluted shares of approximately 610 million, including the impact of assumed share repurchases and normal growth in shares outstanding from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release and other relevant topics via Web cast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, July 23, 2008.  Prior to the Web cast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the Web cast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the Web cast or the playback, visit the “Web casts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance.  For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans, statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we are exposed to credit risk in certain of our business operations and in our investment portfolio; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses; deteriorating economic conditions in the United States and abroad could adversely impact our ability to grow our business, and inflation could result in an increase in loss costs which could negatively impact our profitability;  the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; we are subject to a number of risks associated with our business outside the United States; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; certain significant multiyear projects are currently in process but may not be successful; and if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts, and after-tax)	2008	2007	2008	2007

Operating income	$918	$1,167	$1,926	$2,245
Net realized investment gains (losses)	24	87	(17)	95
Net income	$942	$1,254	$1,909	$2,340

Basic earnings per share
Operating income	$1.53	$1.77	$3.17	$3.38
Net realized investment gains (losses)	0.04	0.13	(0.03)	0.14
Net income	$1.57	$1.90	$3.14	$3.52

Diluted earnings per share
Operating income	$1.50	$1.73	$3.11	$3.27
Net realized investment gains (losses)	0.04	0.13	(0.03)	0.14
Net income	$1.54	$1.86	$3.08	$3.41

Weighted average number of common shares outstanding (basic)	598.7	658.6	607.4	664.2
Weighted average number of common shares outstanding and common stock equivalents (diluted)	610.8	676.0	619.5	688.6
Common shares outstanding at period end	592.8	657.0	592.8	657.0

Common stock dividends declared	$180	$192	$358	$366

Operating income by segment
Business Insurance	$658	$805	$1,341	$1,483
Financial, Professional & International Insurance	204	152	412	308
Personal Insurance	122	276	303	542
Total segment operating income	984	1,233	2,056	2,333
Interest Expense and Other	(66)	(66)	(130)	(88)
	$918	$1,167	$1,926	$2,245

Operating return on equity	14.3%	18.6%	14.9%	18.0%
Return on equity	14.4%	19.9%	14.5%	18.6%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, pre-tax)	2008	2007	2008	2007
Revenues
Premiums	$5,357	$5,327	$10,697	$10,622
Net investment income	778	990	1,593	1,950
Fee income	90	127	195	247
Net realized investment gains (losses)	36	128	(26)	142
Other revenues	34	1	68	39
	$6,295	$6,573	$12,527	$13,000
Revenues
Business Insurance	$3,418	$3,656	$6,888	$7,237
Financial, Professional & International Insurance	980	975	1,954	1,945
Personal Insurance	1,861	1,850	3,709	3,707
Total segment revenues	6,259	6,481	12,551	12,889
Interest Expense and Other	—	(36)	2	(31)
	6,259	6,445	12,553	12,858
Net realized investment gains (losses)	36	128	(26)	142
	$6,295	$6,573	$12,527	$13,000
Gross written premiums
Business Insurance	$3,087	$3,321	$6,395	$6,708
Financial, Professional & International Insurance	1,065	1,063	2,011	2,038
Personal Insurance	1,909	1,878	3,588	3,587
	$6,061	$6,262	$11,994	$12,333
Net written premiums
Business Insurance	$2,805	$2,935	$5,716	$5,815
Financial, Professional & International Insurance	985	984	1,629	1,584
Personal Insurance	1,839	1,795	3,472	3,459
	$5,629	$5,714	$10,817	$10,858
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	54.7%	57.6%	54.5%	59.3%
Underwriting expense ratio	32.4	30.5	32.4	30.4
Combined ratio	87.1%	88.1%	86.9%	89.7%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	43.7%	54.7%	44.7%	53.8%
Underwriting expense ratio	36.7	36.3	36.2	36.4
Combined ratio	80.4%	91.0%	80.9%	90.2%

Personal Insurance
Loss and loss adjustment expense ratio	67.3%	57.6%	65.1%	58.3%
Underwriting expense ratio	30.0	28.3	29.7	27.4
Combined ratio	97.3%	85.9%	94.8%	85.7%

Total Company (2)
Loss and loss adjustment expense ratio	57.0%	57.1%	56.3%	58.1%
Underwriting expense ratio	32.3	30.7	32.2	30.4
Combined ratio	89.3%	87.8%	88.5%	88.5%

(1)        For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)        Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions; after-tax except as noted)	2008	2007	2008	2007
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$535	$617	$1,165	$1,151
Tax expense on underwriting results	(197)	(168)	(426)	(361)
Underwriting gain	338	449	739	790
Net investment income	624	758	1,274	1,495
Other, including interest expense	(44)	(40)	(87)	(40)
Consolidated operating income	918	1,167	1,926	2,245
Net realized investment gains (losses)	24	87	(17)	95
Net income	$942	$1,254	$1,909	$2,340

	As of
	June 30,	December 31,	June 30,
($ in millions; except per share data)	2008	2007	2007
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,738	$21,811	$21,338
Goodwill and other intangibles, net of tax	4,019	4,073	4,128
Adjusted common shareholders’ equity	25,757	25,884	25,466
Net unrealized investment gains (losses), net of tax	63	620	(263)
Common shareholders’ equity	$25,820	$26,504	$25,203

Common shares outstanding	592.8	627.8	657.0

Tangible book value per share	$36.67	$34.74	$32.48
Adjusted book value per share	43.45	41.23	38.76
Book value per share	$43.56	$42.22	$38.36

See Glossary of Financial Measures and the statistical supplement for additional financial data.

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Michael Connelly
860.277.7458	860.277.1507, or
Andrew Hersom
860.277.0902